Exhibit 99.1


ESCO TECHNOLOGIES

For more information contact:                              For media inquiries:
Patricia K. Moore                                            David P. Garino
Director, Investor Relations                                 (314) 982-0551
ESCO Technologies Inc.
(314) 213-7277

                     ESCO ANNOUNCES FISCAL YEAR 2008 RESULTS
                     ---------------------------------------

     ST. LOUIS, November 12, 2008 - ESCO Technologies Inc. (NYSE: ESE) today announced its results for the fourth quarter and fiscal year ended September 30, 2008.

     Within this release, references to "quarters" and "year-to-date" relate to the fiscal quarters and fiscal years ended September 30 for the respective periods noted.

     Net earnings and EPS are presented from "Continuing Operations" and "Discontinued Operations." Continuing Operations represent the results of the ongoing businesses of the Company, and Discontinued Operations represent the results of the filtration portion of Filtertek which was sold on November 25, 2007.

     The reconciliation from "EPS - GAAP Basis" to "EPS - Adjusted Basis" noted in the tables below excludes intangible asset amortization related to TWACS NG software, purchase accounting amortization related to recent acquisitions, and Doble's inventory step-up.

4th Quarter Summary ($ in millions):
------------------------------------
                                           4th Qtr         4th Qtr
    (Continuing Operations):                2008            2007         Delta
    ------------------------                ----            ----         -----
    Net Sales                        $     196.0          139.9           40.1%
    EBIT                             $      33.7           18.5           82.2%
    Net Earnings                     $      20.1           14.9           34.9%
                                            ====           ====
    EPS - GAAP Basis                 $      0.76           0.57           33.3%
                                            ====           ====
    EPS - Adjusted Basis             $      0.87           0.62           40.3%
                                            ====           ====
    (Discontinued Operations):
    --------------------------
    Net Earnings                     $       4.4            1.7            N.M.
                                             ===            ===
    EPS                              $      0.17           0.07            N.M
                                            ====           ====


Total Year Summary ($ in millions):
-----------------------------------
                                             FY            FY
    (Continuing Operations):                2008          2007            Delta
    ------------------------                ----          ----            -----
    Net Sales                        $     623.8          444.7           40.3%
    EBIT                             $      80.8           37.4          116.0%
    Net Earnings                     $      47.4           30.4           55.9%
                                            ====           ====
    EPS - GAAP Basis                 $      1.80           1.15           56.5%
                                            ====           ====
    EPS - Adjusted Basis             $      2.20           1.35           63.0%
                                            ====           ====
    (Discontinued Operations):
    --------------------------
    Net Earnings (Loss)              $     (0.7)            3.3            N.M.
                                           =====            ===
    EPS                              $    (0.02)           0.13            N.M
                                          ======           ====

     Management believes using "EPS - Adjusted Basis" as a financial measure is important for investors to understand the Company's operations and its ability to service its debt.

Discontinued Operations
-----------------------

     Net earnings and EPS from discontinued operations were $4.4 million and $0.17 per share, respectively for the 2008 fourth quarter. For the full year, discontinued operations resulted in a net loss of $0.7 million or $0.02 per share. The fourth quarter net earnings from discontinued operations resulted from a tax true-up driven by the completion of the final purchase price allocation as determined by the buyer of Filtertek. Also, foreign tax credits related to Filtertek prior to its divestiture were finalized and recognized in the 2008 fourth quarter.

Sales
-----

     Fourth quarter and total year sales increased 40 percent in 2008 compared to the same periods in 2007 with all three operating segments contributing to the sales growth.

     Utility Solutions Group (USG) sales increased $50.9 million (79 percent) and $165.3 million (84 percent) for the 2008 fourth quarter and fiscal year, respectively, compared to the comparable periods of 2007 as a result of the following:

o Doble sales were $22.2 million in the 2008 fourth quarter and $74.3 million for the 10-month period since the date of acquisition;

o Fixed network RF AMI sales increased $21.5 million (114 percent) in the 2008 fourth quarter and $55.4 million (113 percent) for the year primarily due to higher gas deliveries at PG&E and the sale of additional water AMI products; and,


o Fixed network power-line system (PLS) AMI sales increased $6.9 million (18 percent) in the 2008 fourth quarter and $31.7 million (25 percent) for the year as TWACS deliveries increased across all customer end-markets and due to the completion of the PG&E contract as amended.

     Test sales in 2008 increased in the fourth quarter and total year due to an increase in international chamber deliveries.

     Filtration sales increased $3.7 million (12 percent) in the fourth quarter of 2008, and $10.6 million (10 percent) for the total year reflecting sales increases across all product lines with particularly strong results recognized in the aerospace end-markets.

Earnings Before Interest and Taxes (EBIT)
-----------------------------------------

     On a segment basis, items that impacted EBIT dollars and EBIT as a percent of sales ("EBIT margin") during the fourth quarter and fiscal year 2008 included the following:

     In the USG segment, EBIT for the 2008 fourth quarter was $24.8 million (21.5 percent of sales), compared to $10.1 million (15.7 percent of sales) in the 2007 fourth quarter. The $14.7 million increase in EBIT dollars and the increase in EBIT as a percent of sales was the result of the significant sales increases across the segment as noted above. The 2008 fourth quarter also included higher TWACS NG software amortization compared to the 2007 fourth quarter ($2.9 million compared to $1.8 million). Total year 2008 EBIT was $66.3 million (18.3 percent of sales) compared to $22.0 million (11.1 percent of sales) with the significant increase in dollars and percentage being driven by the 84 percent increase in full-year sales within this segment.

     In the Test segment, EBIT margins were slightly lower in 2008 due to changes in sales mix involving additional large chambers and fewer high-margin components sold versus 2007.

     In the Filtration segment, EBIT dollars and EBIT margin increased in 2008 due to the increase in sales noted above and as a result of favorable sales mix changes.

     Corporate operating costs were higher in 2008 due to lower royalty income and higher amortization expenses related to recent acquisitions that included identifiable intangible assets.

Effective Tax Rate
------------------

     The effective tax rate from Continuing Operations in the fourth quarter of 2008 was 35.2 percent compared to 19.0 percent in the fourth quarter of 2007, and 33.3 percent compared to20.1 percent for the fiscal years 2008 and 2007, respectively. The 2008 and 2007 tax rates were favorably benefited in varying degrees by specific tax credits realized in the respective fiscal years (i.e., export-related benefits, research credits, domestic production deduction).

New Orders
----------

     New orders received in the fourth quarters were $179.6 million in 2008 compared to $110.1 million in 2007, representing a 63 percent increase. For the fiscal years, new orders increased approximately 35 percent in 2008 and were $633.0 million in the current year compared to $470.2 million in 2007, resulting in a backlog at September 30, 2008, of $266.8 million. Doble's orders for the 2008 fourth quarter and full year were $22.4 million and $78.6 million, respectively.

     Orders from PG&E received in the 2008 fourth quarter were $34.0 million and included an additional 100,000 units in September related to the RF electric AMI product. During fiscal 2008, total PG&E orders received were $111.8 million, representing 1.9 million units. Total PG&E firm order quantities since inception are 2.7 million units (2.0 million gas and 0.7 million electric) worth $171.2 million.

     While only a nominal quantity is included in the order amounts noted above, the Company previously announced that its AMI technology has been selected by Idaho Power (estimated at 500,000 power-line system electric units, $25 million), New York City Water (estimated at 875,000 RF water units, $68.3 million), and Baltimore Gas & Electric (selected for RF pilot for gas and electric trial).

     Also in the 2008 fourth quarter, the Test segment was awarded one of the largest contracts in its history when ETS-Lindgren signed a $16.7 million contract with the National Automotive Testing and R&D Infrastructure Project (NATRIP) in India to provide two automotive test chambers to support India's most significant automotive initiative undertaken to date.

Cash Flow / Debt Position
-------------------------

Net cash provided by operating activities from Continuing Operations was $76.3 million during fiscal 2008. At September 30, 2008, the Company had $28.7 million in cash, $7 million of restricted cash included in other assets, and $233.7 million of total debt outstanding resulting in a net debt position of $198 million. This net debt position includes the cash used to acquire LDIC GmbH on August 4, 2008, as previously announced.


Doble Purchase Accounting Items
-------------------------------

     The 2008 pretax amortization charge related to Doble's identifiable intangible assets was $2.8 million. Additionally, Doble's finished goods inventory was required to be "stepped up" under purchase accounting, which caused finished goods inventory to be sold with no profit recognized. This resulted in positive cash flow, but "lost" profit of $1.5 million in fiscal 2008.

Chairman's Commentary - 2008
----------------------------

     Vic Richey, Chairman and Chief Executive Officer, commented, "I am very pleased with our operating performance in 2008 as our growth in sales, earnings, and entered orders continued to demonstrate ESCO's significant resiliency in a challenging economic environment. We finished the year at a level well above last year's sales, EBIT, EPS, cash flow, and entered orders. Our success in 2008 was clearly evident when looking at the double-digit growth percentages noted throughout our financials, especially within the Utility Solutions Group."

Business Outlook - 2009
-----------------------

     Statements contained in the preceding and following paragraphs are based on current expectations. Statements that are not strictly historical are considered forward-looking, and actual results may differ materially.

     The Business Outlook described below excludes the impact of any future acquisitions or divestitures, and reflects: the impact of the amortization of identifiable intangible purchase accounting assets related to Aclara Software, Aclara RF, Doble and LDIC; the impact of the Doble inventory step-up resulting in "lost" profit; and the amortization of TWACS NG software.

Aclara RF Facility Relocation
-----------------------------

     Due to its significant sales growth, Aclara RF Systems Inc. (formerly Hexagram, Inc.) will be relocating to a newer, more efficient facility in the greater Cleveland, Ohio, area during fiscal 2009. As a result, approximately $2.0 million in pretax nonrecurring exit and relocation costs are expected to be incurred in the Utility Solutions Group, primarily related to the noncash write-off of leasehold improvements, vacant facility charges, and physical move costs.


Revenues and Earnings Per Share - 2009
--------------------------------------

         In fiscal 2009, Management expects the following:

o    Revenues between $680 million and $690 million;

o EPS - GAAP Basis of between $2.00 and $2.15 (which includes approximately $0.05 per share related to the Aclara RF facility relocation charge noted above);

o    EPS - Adjusted Basis of between $2.42 and $2.57 per share; and,

o    EBITDA of greater than $120 million.

     EPS - Adjusted Basis excludes approximately $0.42 per share of costs related to TWACS NG software amortization, purchase accounting intangible asset amortization related to the Company's recent acquisitions, and Doble's purchase accounting inventory step-up.

     Additionally, interest expense for 2009 included in the EPS amounts noted above is expected to be in the range of $0.22 to $0.24 per share, and fiscal 2009 stock compensation expense is expected to be in the range of $0.07 to $0.09 per share for the year.

     The full-year 2009 tax rate is expected to be 35 to 37 percent, with quarterly variations depending on the timing and amount of discrete tax benefits and charges.

     The 2009 quarterly earnings profile is projected to be back-end loaded, but not as severely as fiscal 2008. GAAP earnings in the first half of fiscal 2009 are expected to be approximately $0.70 to $0.75 per share, which is significantly higher than the $0.53 per share recognized in the first half of fiscal 2008.

Chairman's Commentary - 2009
----------------------------

     Mr. Richey further commented, "I am optimistic about our future based on how well positioned we are heading into 2009. Having Doble for the full year and beginning our AMI deployments with Idaho Power, New York City water, and our near-term international opportunities will give us positive momentum throughout 2009."

     Mr. Richey concluded, "I remain committed to our strategy to drive organic growth across all operating segments through new product development and attention to costs, supplemented by acquisition activity, to allow us to further enhance our market presence world-wide. These actions will contribute significantly to our stated goal of increasing long-term shareholder value."


Conference Call
---------------

     The Company will host a conference call today, November 12, at 4 p.m., Central Time, to discuss the Company's fourth quarter and full-year operating results. A live audio webcast will be available on the Company's web site at www.escotechnologies.com. Please access the web site at least 15 minutes prior to the call to register, download, and install any necessary audio software. A replay of the conference call will be available for seven days on the Company's web site noted above or by phone (dial 1-888-203-1112 and enter the pass code 1439544).

Forward-Looking Statements
--------------------------

     Statements in this press release regarding the amounts and timing of fiscal 2009 future revenues, results, earnings, EBIT, EPS - Adjusted Basis, EPS - GAAP Basis, EBITDA, interest expense, stock compensation expense, costs incurred with the Aclara RF relocation and new building, the success of product development and cost reduction efforts, the amortization of Doble's intangible assets, future acquisitions, the fiscal 2009 effective annual tax rate, the success of international AMR / AMI pilots and the success of international opportunities, the long-term success of the Company, and any other written or oral statements which are not strictly historical are "forward-looking" statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update. The Company's actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company's operations and business environment including, but not limited to: the risk factors described in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2007, and in Part II, Item 1A of the Company's Quarterly Report on Form 10-Q for the three months ended June 30, 2008; the success of the Company's competitors; changes in or the effect of the Federal Energy Bill; the timing and content of purchase order releases under the Company's AMI contracts; the Company's successful performance of its AMI contracts; site readiness issues with Test segment customers; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; unforeseen charges impacting corporate operating expenses; the performance of the Company's international operations; material changes in the costs of certain raw materials including steel and copper; delivery delays or defaults by customers; termination for convenience ofcustomer contracts; timing and magnitude of future contract awards; containment of engineering and development costs; performance issues with key customers, suppliers and subcontractors; labor disputes; changes in laws and regulations including but not limited to changes in accounting standards and taxation requirements; costs relating to environmental matters; uncertainty of disputes in litigation or arbitration; the Company's successful execution of internal operating plans; and the integration of newly acquired businesses.

     ESCO, headquartered in St. Louis, is a proven supplier of special purpose utility solutions for electric, gas, and water utilities, including hardware and software to support advanced metering applications and fully automated intelligent instrumentation. In addition, the Company provides engineered filtration products to the aviation, space, and process markets worldwide and is the industry leader in RF shielding and EMC test products. Further information regarding ESCO and its subsidiaries is available on the Company's web site at www.escotechnologies.com.

                               - tables attached -

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)
                (Dollars in thousands, except per share amounts)

                                             Three Months    Three Months
                                                 Ended           Ended
                                              September 30,  September 30,
                                                  2008           2007
                                                  ----           ----

Net Sales                                      $196,032          139,892
Cost and Expenses:
  Cost of sales                                 118,260           89,265
  SG&A                                           39,288           28,571
  Amortization of intangible assets               4,800            2,691
  Interest expense                                2,677               27
  Other (income) expenses, net                       (8)             903
                                                     --              ---
      Total costs and expenses                  165,017          121,457
                                                -------          -------

Earnings before income taxes                     31,015           18,435
Income taxes                                     10,908            3,510
                                                 ------            -----

      Net earnings from continuing operations    20,107           14,925

Earnings from discontinued operations,
 net of tax expense of $515                           -            1,697
Gain on sale from discontinued
 operations, net of tax benefit of $4,652         4,398                -
                                                 ------             -----
      Net earnings from discontinued
        operations                                4,398            1,697

      Net earnings                             $ 24,505           16,622
                                               ========           ======


Earnings per share:
      Basic
          Continuing operations                    0.77             0.58
          Discontinued operations                  0.17             0.07
                                                   ----             ----
          Net earnings                         $   0.94             0.65
                                               ========             ====

      Diluted
          Continuing operations                    0.76             0.57
          Discontinued operations                  0.17             0.07
                                                   ----             ----
          Net earnings                         $   0.93             0.64
                                               ========             ====

Average common shares O/S:
      Basic                                      26,052           25,760
                                                 ======           ======
      Diluted                                    26,452           26,160
                                                 ======           ======


                                    - more -

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)
                (Dollars in thousands, except per share amounts)

                                              Year Ended       Year Ended
                                             September 30,   September 30,
                                                 2008             2007
                                                 ----             ----

Net Sales                                      $623,817           444,704
Cost and Expenses:
   Cost of sales                                374,098           282,596
   SG&A                                         151,173           111,610
   Amortization of intangible assets             17,570            10,243
   Interest expense (income)                      9,812              (599)
   Other expenses, net                              149             2,815
                                                    ---             -----
     Total costs and expenses                   552,802           406,665
                                                -------           -------

Earnings before income taxes                     71,015            38,039
Income taxes                                     23,613             7,633
                                                 ------             -----

     Net earnings from continuing operations     47,402            30,406

(Loss) earnings from discontinued
 operations, net of tax expense of $325 and
 $1,382, respectively                              (115)            3,307
Loss on sale of discontinued
 operations, net of tax of $157                    (576)                -
                                                   -----              ----
     Net (loss) earnings from discontinued
      operations                                   (691)            3,307

     Net earnings                              $ 46,711            33,713
                                               ========            ======


Earnings per share:
     Basic
        Continuing operations                      1.83              1.17
        Discontinued operations                   (0.03)             0.13
                                                  -----              ----
        Net earnings                           $   1.80              1.30
                                               ========              ====

     Diluted
        Continuing operations                      1.80              1.15
        Discontinued operations                   (0.02)             0.13
                                                  -----              ----
        Net earnings                           $   1.78              1.28
                                               ========              ====

Average common shares O/S:
     Basic                                       25,909            25,865
                                                 ======            ======
     Diluted                                     26,315            26,387
                                                 ======            ======


                                    - more -

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                     Condensed Business Segment Information
                                   (Unaudited)
                             (Dollars in thousands)

                             Three Months Ended           Year Ended
                                September 30,             September 30,
                             2008           2007        2008         2007
                             ----           ----        ----         ----
Net Sales
---------
  Utility Solutions        $115,372        64,428     362,905      197,631

  Test                       46,171        44,697     144,770      141,492

  Filtration                 34,489        30,767     116,142      105,581
                             ------        ------     -------      -------
  Totals                   $196,032       139,892     623,817      444,704
                           ========       =======     =======      =======


EBIT
----
  Utility Solutions        $ 24,761        10,109      66,301       22,000

  Test                        6,351         6,160      13,877       14,406(5)

  Filtration                  7,417         6,055      21,195       18,413

  Corporate                  (4,837)(1)    (3,862)(2) (20,546)(3)  (17,379)(4)
                             ------        ------     -------      -------
    Consolidated EBIT        33,692        18,462      80,827       37,440
    Interest (expense)/
      income                 (2,677)          (27)     (9,812)         599
                             ------           ---      ------          ---
    Earnings before
      income taxes         $ 31,015        18,435      71,015       38,039
                           ========        ======      ======       ======

Note: Depreciation and amortization expense was $7.7 million and $4.3 million for the quarters ended September 30, 2008 and 2007, respectively, and $27.6 million and $16.4 million for the years ended September 30, 2008 and 2007, respectively.

(1) Includes $1.2 million of amortization of acquired intangible assets.

(2) Includes $0.4 million of amortization of acquired intangible assets.

(3) Includes $4.2 million of amortization of acquired intangible assets.

(4) Includes $2.1 million of amortization of acquired intangible assets.

(5) Includes a $2.3 million charge related to the litigation award within the Test segment and $0.3 million of legal costs associated with arbitrating this dispute.


                                    - more -

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                  Reconciliation of Non-GAAP Financial Measures
                                   (Unaudited)

EPS - Adjusted Basis Reconciliation (Continuing Operations)
-----------------------------------------------------------

                                 Q4 08      Q4 07      FY 08      FY 07
                                 -----      -----      -----      -----
EPS - GAAP Basis                 $0.76       0.57       1.80       1.15
Adjustments (defined below)       0.11       0.05       0.40       0.20
                                  ----       ----       ----       ----
EPS - Adjusted Basis             $0.87       0.62       2.20       1.35
                                 =====       ====       ====       ====

Adjustments exclude pretax intangible asset amortization expense related to TWACS NG software, purchase accounting intangible amortization related to the Company's acquisitions within the last three years and the expense related to the purchase accounting step-up of Doble Engineering Company inventory. For the year ended September 30, 2008, these adjustments consisted of $11.0 million of pretax intangible asset amortization expense related to TWACS NG software, $4.2 million of amortization of acquired intangible assets, and a $1.5 million inventory step-up.


EBITDA - FY 2009
----------------

EBITDA of greater than $120  million  under  "Revenues  and Earnings Per Share -
2009" cannot be reconciled with a GAAP measure as this represents a forward-looking measure with no comparable GAAP measurement quantifiable at this time.


EPS - Adjusted Basis Reconciliation - FY 2009
---------------------------------------------

EPS - GAAP Basis - FY 2009 Range        $2.00    2.15
Adjustments (defined below)              0.45    0.45
                                         ----    ----
EPS - Adjusted Basis - FY 2009 Range    $2.45    2.60
                                        =====    ====

Adjustments exclude pretax intangible asset amortization expense related to TWACS NG software, purchase accounting intangible amortization related to the Company's acquisitions within the last three years, the expense related to the purchase accounting step-up of Doble Engineering Company inventory and the nonrecurring Aclara RF facility relocation costs.


                                    - more -

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                Condensed Consolidated Balance Sheets (Unaudited)
                             (Dollars in thousands)

                                              September 30,  September 30,
                                                  2008           2007
                                                  ----           ----

Assets
  Cash and cash equivalents                    $ 28,667         18,638
  Accounts receivable, net                      135,436         85,319
  Costs and estimated earnings on long-term
   contracts                                      9,095         11,520
  Inventories                                    66,962         55,885
  Current portion of deferred tax assets         15,368         25,264
  Other current assets                           15,108         28,054
  Current assets from discontinued operations         -         35,670
                                                -------         ------
      Total current assets                      270,636        260,350

  Property, plant and equipment, net             72,591         50,193
  Goodwill                                      329,478        124,757
  Intangible assets, net                        238,223         74,624
  Other assets                                   17,745         10,338
  Other assets from discontinued operations           -         55,845
                                                -------         ------
                                               $928,673        576,107
                                               ========        =======

Liabilities and Shareholders' Equity

  Short-term borrowings and current maturities
   of long-term debt                            $50,000              -
  Accounts payable                               49,329         45,726
  Current portion of deferred revenue            18,920         24,621
  Other current liabilities                      50,434         31,859
  Current liabilities from discontinued
   operations                                         -         16,994
                                                -------         ------
      Total current liabilities                 168,683        119,200
  Long-term portion of deferred revenue           2,228          4,514
  Deferred tax liabilities                       83,515         18,522
  Other liabilities                              21,760         15,854
  Long-term debt                                183,650              -
  Other liabilities from discontinued
   operations                                         -          2,534
  Shareholders' equity                          468,837        415,483
                                                -------        -------
                                               $928,673        576,107
                                               ========        =======


                                    - more -

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                             (Dollars in thousands)

                                                    Year Ended
                                                 September 30, 2008
                                                 ------------------
Cash flows from operating activities:
   Net earnings                                     $ 46,711
   Adjustments to reconcile net earnings
    to net cash provided by operating activities:
          Net loss from discontinued operations          691
          Depreciation and amortization               27,634
          Stock compensation expense                   3,990
          Changes in operating working capital        (8,770)
          Effect of deferred taxes                     7,561
          Change in deferred revenues and costs, net  (2,780)
          Other                                        1,213
                                                       -----
            Net cash provided by operating
             activities - continuing operations       76,250
            Net loss from discontinued operations,
             net of tax                                 (691)
            Net cash provided by discontinued
             operations                                1,581
                                                       -----
            Net cash provided by operating
             activities - discontinued operations        890
                                                         ---
            Net cash provided by
             operating activities                     77,140
                                                      ------

Cash flows from investing activities:
   Acquisition of businesses, net of cash
    acquired                                        (345,395)
   Proceeds from sale of marketable securities         4,966
   Change in restricted cash                          (6,841)
   Additions to capitalized software                 (11,012)
   Capital expenditures - continuing operations      (16,683)
                                                     -------
       Net cash used by investing activities -
        continuing operations                       (374,965)
   Capital expenditures - discontinued operations     (1,126)
   Proceeds from divestiture of business, net -
    discontinued operations                           74,370
                                                      ------
       Net cash provided by investing
        activities - discontinued operations          73,244
                                                      ------
       Net cash used by investing activities        (301,721)
                                                    --------

Cash flows from financing activities:
   Proceeds from long-term debt                      304,157
   Principal payments on long-term debt              (71,197)
   Debt issuance costs                                (2,965)
   Net decrease in short-term borrowings -
    discontinued operations                           (2,844)
   Excess tax benefit from stock options exercised       737
   Proceeds from exercise of stock options             6,384
   Other                                                 338
                                                         ---
     Net cash provided by financing activities       234,610
                                                     -------
Net increase in cash and cash equivalents             10,029
Cash and cash equivalents, beginning of period        18,638
                                                      ------
Cash and cash equivalents, end of period            $ 28,667
                                                    ========


                                    - more -

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                          Other Selected Financial Data
                                   (Unaudited)
                             (Dollars in thousands)

Backlog And Entered Orders -        Utility
----------------------------
 Q4 FY 2008                        Solutions    Test   Filtration  Total
 ----------                        ---------    ----   ----------  -----
  Beginning Backlog - 6/30/08
   continuing opers                $138,928    61,402    82,962   283,292
  Entered Orders                    101,987    54,592    22,990   179,569
  Sales                            (115,372)  (46,171)  (34,489) (196,032)
                                   --------   -------   -------  --------
  Ending Backlog - 9/30/08         $125,543    69,823    71,463   266,829
                                   ========    ======    ======   =======


Backlog And Entered Orders -        Utility
----------------------------
 FY 2008                           Solutions    Test   Filtration  Total
 -------                           ---------    ----   ----------  -----
  Beginning Backlog - 9/30/07
   continuing opers                $123,176    60,038    74,394   257,608
  Entered Orders                    365,272   154,555   113,211   633,038
  Sales                            (362,905) (144,770) (116,142) (623,817)
                                   --------  --------  --------  --------
  Ending Backlog - 9/30/08         $125,543    69,823    71,463   266,829
                                   ========    ======    ======   =======


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